SMITH BARNEY INVESTMENT TRUST -
             SMITH BARNEY S&P 500 ADVANTAGE FUND

                  ADMINISTRATION AGREEMENT



                                           November __, 1995


Smith Barney Mutual Funds Management Inc.
388 Greenwich Street
New York, New York 10013

Dear Sirs:

       Smith Barney Investment Trust, a business trust organized under the laws of the Commonwealth of Massachusetts, confirms its agreement with Smith Barney Mutual Funds Management Inc. ("SBMFM") and its sub-trust, Smith Barney S&P 500 Advantage Fund (the "Fund") as follows:

1.   Investment Description; Appointment

     The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Master Trust Agreement, as amended from time to time (the "Master Trust Agreement"), in its Prospectus(es) and Statement(s) of Additional Information as from time to time in effect and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Fund (the "Board"). Copies of the Fund's Prospectus(es), Statement(s) of Additional Information and Master Trust Agreement have been or will be submitted to SBMFM Travelers Investment Management Company ("TIMCO"), a wholly owned subsidiary of Smith Barney Holdings Inc., serves as the Fund's investment adviser, and the Fund desires to employ and hereby appoints SBMFM to act as its administrator. SBMFM accepts this appointment and agrees to furnish the services to the Fund for the compensation set forth below. SBMFM is hereby authorized to retain third parties and is hereby authorized to delegate some or all of its duties and obligations hereunder to such persons provided that such persons shall remain under the general supervision of SBMFM.

2.   Services as Administrator

      Subject to the supervision and direction of the Board, SBMFM will: (a) assist in supervising all aspects of the Fund's operations except those performed by the Fund's investment adviser under its investment advisory agreement;
(b) supply the Fund with office facilities (which may be in SBMFM's own offices), statistical and research data, data processing services, clerical, accounting and bookkeeping services, including, but not limited to, the calculation of
(i) the net asset value of shares of the Fund, (ii) applicable contingent deferred sales charges and similar fees and charges and (iii) distribution fees, internal auditing and legal services, internal executive and administrative services, and stationary and office supplies; and (c) prepare reports to shareholders of the Fund, tax returns and reports to and filings with the Securities and Exchange Commission (the "SEC") and state blue sky authorities.

3.   Compensation

      In consideration of services rendered pursuant to this Agreement, the Fund will pay SBMFM on the first business day of each month a fee for the previous month at an annual rate of 0.10 of 1.00% of the Fund's average daily net assets.
The fee for the period from the date the Fund's initial registration statement is declared effective by the SEC to the end of the month during which the initial registration statement is declared effective shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to SBMFM, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus and Statement of Additional Information as from time to time in effect.

4.   Expenses

      SBMFM will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including: taxes, interest, brokerage fees and commissions, if any; fees of the members of the Board of the Fund who are not officers, directors or employees of SBMFM or its affiliates or any person who is an affiliate of any person to whom duties may be delegated hereunder; SEC fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; the Fund's and Board members' proportionate share of insurance premiums, professional association dues and/or assessments; outside auditing and legal expenses; costs of maintaining the Fund's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the officers or Board and any extraordinary expenses. In addition, the Fund will pay all distribution fees pursuant to a Distribution Plan adopted under Rule 12b-1 of the Investment Company Act of 1940, as amended (the "1940 Act").

5.   Reimbursement to the Fund

      If in any fiscal year the aggregate expenses of the Fund (including fees pursuant to this Agreement and the Fund's investment advisory agreement (s), but excluding distribution fees, interest, taxes, brokerage and, if permitted by state securities commissions, extraordinary expenses) exceed the expense limitations of any state having jurisdiction over the Fund, SBMFM will reimburse the Fund for that excess expense to the extent required by state law in the same proportion as its respective fees bear to the combined fees for investment advice and administration. The expense reimbursement obligation of SBMFM will be limited to the amount of its fees hereunder. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.


6.   Standard of Care

     SBMFM shall exercise its best judgment in rendering the services listed in paragraph 2 above, and SBMFM shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect SBMFM against liability to the Fund or to its shareholders to which SBMFM would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of SBMFM's reckless disregard of its obligations and duties under this Agreement.

7.   Term of Agreement

       This  Agreement  shall  continue  automatically   for
successive annual periods, provided such continuance is specifically approved at least annually by the Board.

8.   Service to Other Companies or Accounts

     The Fund understands that SBMFM now acts, will continue to act and may act in the future as administrator to one or more other investment companies, and the Fund has no objection to SBMFM so acting. In addition, the Fund understands that the persons employed by SBMFM or its affiliates to assist in the performance of its duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of SBMFM or its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9.   Indemnification

      The Fund agrees to indemnify SBMFM and its officers, directors, employees, affiliates, controlling persons, agents (including persons to whom responsibilities are delegated hereunder) ("indemnitees") against any loss, claim, expense or cost of any kind (including reasonable attorney's fees) resulting or arising in connection with this Agreement or from the performance or failure to perform any act hereunder, provided that no such indemnification shall be available if the indemnitee violated the standard of care in paragraph 6 above. This indemnification shall be limited by the 1940 Act, and relevant state law. Each indemnitee shall be entitled to advancement of its expenses in accordance with the requirements of the 1940 Act and the rules, regulations and interpretations thereof as in effect from time to time.

10.  Limitation of Liability

      The Fund, SBMFM and Boston Advisors agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund individually, but are binding only upon the assets and property of the Fund, as provided in the Master Trust Agreement. The execution and delivery of this Agreement has been duly authorized by the Fund and SBMFM and signed by an authorized officer of each, acting as such. Neither the authorization by the Board members of the Fund, nor the execution and delivery by the officer of the Fund shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund as provided in the Master Trust Agreement.

       If   the   foregoing  is  in  accordance  with   your
understanding, kindly indicate your acceptance hereof by signing and returning to us the enclosed copy hereof.

                                   Very truly yours,

                                    Smith  Barney Investment
Trust,
                                    on behalf of
                                     Smith  Barney  S&P  500
Advantage Fund



                                                         By:
____________________________
                                      Name:       Heath   B.
McLendon
                                   Title:    Chairman of the
Board

Accepted:

Smith Barney Mutual Funds Management Inc.

By:  __________________________
Name:
Title: